Exhibit 5.3

December 1, 2021

VIA ELECTRONIC MAIL

CDW LLC

CDW Finance Corporation

Amplified IT LLC

and the other Guarantors set forth herein

Subject: Opinion Letter Regarding Virginia Registrant

Dear Sir or Madam:

We are issuing this opinion letter in our capacity as special Virginia counsel to Amplified IT LLC, a Virginia limited liability company (the “Virginia Registrant”) in connection with the issuance and sale by CDW LLC, an Illinois limited liability company (“CDW”), and CDW Finance Corporation, a Delaware corporation (“CDW Finance” and, together with CDW, the “Issuers”), of (i) $1,000,000,000 in aggregate principal amount of 2.670% Senior Notes due 2026 (the “2026 Senior Notes”), (ii) $500,000,000 in aggregate principal amount of 3.276% Senior Notes due 2028 (the “2028 Senior Notes”), and (iii) $1,000,000,000 in aggregate principal amount of 3.569% Senior Notes due 2031 (the “2031 Senior Notes” and, together with the 2026 Senior Notes and the 2028 Senior Notes, the “Notes”), under a registration statement on Form S-3 (Registration No. 333-249491) filed by the Registrants (as such term is hereinafter defined) with the Securities and Exchange Commission (the “Commission”) on October 15, 2020 under the Securities Act of 1933, as amended (the “Act”) (such registration statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated October 15, 2020 (the “Base Prospectus”) and a prospectus supplement dated November 23, 2021 (together with the Base Prospectus, the “Prospectus”).

The obligations of the Issuers under the Notes are guaranteed (the “Guarantees”) by CDW Direct, LLC, an Illinois limited liability company, CDW Government LLC, an Illinois limited liability company, CDW Logistics LLC, an Illinois limited liability company, CDW Corporation, a Delaware corporation (the “Company”), CDW Technologies LLC, a Wisconsin limited liability company, and the Virginia Registrant (collectively, the “Guarantors”). (The Issuers and the Guarantors are hereinafter collectively referred to as the “Registrants”.) The Notes and the Guarantees have been issued under an Indenture dated as of December 1, 2014, among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), including each supplemental indenture thereto dated as of the date hereof (together, the “Indenture”).

In connection with issuing this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, company records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Virginia Registrant (which include the articles of organization and the operating agreement of the Virginia Guarantor) (the “Organizational Documents”); (ii) that certain resolution adopted by written consent of the sole member of the Virginia Registrant; (iii) the Indenture; (iv) the Underwriting Agreement with respect to the Notes (the “Underwriting Agreement”); (v) the Registration Statement and the exhibits thereto and the Prospectus; and (vi) the Certificate of Fact issued by the Commonwealth of Virginia’s State Corporation Commission on November 16, 2021 (the “Certificate of Fact”).

We note that various issues are addressed in the opinions of Kirkland & Ellis LLP and Foley & Lardner, LLP, separately delivered to you, and we express no opinion with respect to those matters.

In rendering this opinion, we have, with your permission, relied on certificates of governmental officials and assumed, without investigation, verification or inquiry: (i) the authenticity and completeness of all documents submitted to us as originals; (ii) the conformity to the originals and completeness of all documents submitted to us as copies; (iii) the authenticity and completeness of the originals of all documents submitted to us as copies; (iv) the legal capacity of all natural persons who are signatories to the documents reviewed by us; (v) the genuineness of the signatures on the documents reviewed by us; (vi) the authority of such persons signing on behalf of the parties thereto (other than the Virginia Registrant); and (vii) the due authorization, execution and delivery of all documents by the parties thereto (other than the Virginia Registrant).

We have also assumed that the Virginia Registrant will receive a company benefit from its execution, delivery and issuance of the Guarantees.

Based upon the foregoing, but subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1. Based solely on a certificate of the Virginia State Corporation Commission, the Virginia Registrant is a limited liability company validly existing under the laws of the Commonwealth of Virginia, and the Virginia Registrant has filed its most recent required annual report, and has not filed articles of dissolution, with the Virginia State Corporation Commission.

2. The Virginia Registrant has the limited liability company power to enter into, and perform its obligations under, the Guarantees to which it is a party. The execution and delivery by the Virginia Registrant of the Guarantees to which it is a party, and the performance by the Virginia Registrant of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of the Virginia Registrant.

3. To the extent the Virginia Registrant’s execution and delivery of the Guarantees to which it is a party is governed by Virginia law or the Organizational Documents or authorizing resolutions of the Virginia Registrant, the Virginia Registrant has duly executed and delivered the Guarantees to which it is a party.

4. No authorization, consent, approval, or other action by, and no notice to or filing with, any Commonwealth of Virginia governmental authority or regulatory body is required to be obtained or made by the Virginia Registrant in connection with the Virginia Registrant’s due execution and delivery of, or the performance of its obligations under, the Guarantees to which it is a party, except (a) such as have been duly obtained or made and are in full force and effect, and (b) such as may be required by orders, decrees and the like that are specifically applicable to the Virginia Registrant and of which we have no knowledge; provided, however, that we express no opinion as to securities or blue sky laws or regulations.

5. The Virginia Registrant’s execution and delivery of, and the performance by the Virginia Registrant of its obligations under, the Guarantees to which it is a party, do not: (a) constitute a breach or violation of the Organizational Documents; or (b) result in a violation of any applicable law, statute, or regulation of the Commonwealth of Virginia (other than those laws, rules, and regulations specifically excluded below or otherwise specifically addressed in this opinion) which, in our experience, is normally applicable to transactions of the type contemplated by the Guarantees, without our having made any special investigation as to the applicability of any specific law, rule or regulation; provided, however, that we express no opinion as to securities or blue sky laws or regulations.

The foregoing opinions are subject to the following additional assumptions and qualifications:

A. Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or with reference to matters of which we are aware or which are known to us, or with similar qualification, our opinion is, with your permission, based solely on the current conscious awareness of the individual attorneys in this firm who have devoted substantive attention to the representation of the Virginia Registrant and without any special or additional investigation undertaken for purposes of this opinion.

B. Our opinion is limited by applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally and general principles of equity.

C. Except for the filing history of the Virginia Registrant issued by the Commonwealth of Virginia State Corporation Commission as of the date of this opinion, the Organizational Documents, and the Certificate of Fact, we have not examined the records of the Virginia Registrant, any other Registrant, J.P. Morgan Securities LLC, the Trustee, any underwriter, any holder of the Notes or Guarantees, or any court or any public, quasi-public, private, or other office in any jurisdiction or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

D. We have made no examination of, and express no opinion as to, whether or not the Virginia Registrant is or will be in compliance with any representations or warranties, affirmative or negative covenants, or other obligations contained in the Notes or Guarantees or any agreement, instrument, or document executed in connection with the foregoing.

E. We express no opinion as to compliance by the Virginia Registrant with federal or state laws, statutes, and regulations generally applicable to the conduct of its business or as to consents, approvals, or other actions by federal or state regulatory authorities generally required for the conduct of its business.

F. We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Notes, Guarantees, Indenture, or Underwriting Agreement with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Virginia Registrant to the extent expressly set forth herein).

G. We express no opinion herein as to: (i) securities or blue sky laws or regulations or Federal Reserve Board margin regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, pension or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; (vi) banking, insurance or tax laws or regulations; (vii) public utility laws or regulations; (viii) laws, regulations or policies relating to national or local emergencies; (ix) treaties with foreign nations or local laws, regulations, or ordinances (whether or not created or enabled through legislative action at the federal, state or regional level); (x) anti-money laundering or anti-terrorism laws and regulations, including, without limitation, the USA PATRIOT Act (Title III of Public L. 107-56), the Bank Secrecy Act, and Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) and any other United States Executive Orders)); (xi) the Foreign Assistance Act; (xii) the Trading with the Enemy Act, the International Emergency Economic Powers Act, any other laws regarding sanctions or export limitations or controls, or any regulations issued thereunder, including, without limitation, regulations of the Office of Foreign Assets Control; (xiii) the Foreign Corrupt Practices Act or any regulations issued thereunder; (xiv) the laws of the State of Illinois or Wisconsin; (xv) possible judicial deference to the laws of sovereign states or the actions of foreign government authorities; (xvi) criminal and civil forfeiture laws; (xvii) compliance with fiduciary duty requirements; or (xviii) any laws which in our experience are not customarily applicable to transactions of the type described in the Prospectus.

The opinions expressed herein are limited to the laws of the Commonwealth of Virginia in effect on the date hereof as they presently apply, and we express no opinion herein as to the laws of any other jurisdiction. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of such date, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with a portion of the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose; provided, however, that Kirkland & Ellis LLP may rely upon this opinion for purposes of issuing its opinion letter of even date herewith relating to the Notes and Guarantees.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement filed pursuant to Rule 462(b) of the General Rules and Regulations promulgated under the Act with respect to the registration of additional Notes and Guarantees for sale in any offering contemplated by the Registration Statement and shall cover such additional Notes and Guarantees.

Very Sincerely,

/s/ Fluet & Associates, PLLC d/b/a FH+H

Fluet & Associates, PLLC d/b/a FH+H

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